PROMISSORY NOTE

DIGITAL LIGHTWAVE, INC.

$2,838,904.06

Effective Date: May 1, 2003

1.

Promise to pay.  Digital Lightwave, Inc. (“Maker”), a Delaware corporation, 15550 Lightwave Drive, Clearwater, FL 33760, for value received, promises to pay to the order of Jabil Circuit, Inc. (“Jabil”) at 10560 9th Street North, St. Petersburg, FL 33716, or at such other place as the holder of this Note designates in writing to Maker, the principal amount of TWO MILLION EIGHT HUNDRED THIRTY EIGHT THOUSAND NINE HUNDRED AND FOUR AND 06/100 DOLLARS (U.S. $2,838,904.06) and to pay interest as required under this Note.

2.

Interest rate.  Maker shall pay interest on the outstanding principal amount of this Note at a rate of six percent (6%) per year.

3.

Payments.  Maker shall make the following payments:

No payments are due on this Note for the first four (4) months.  On September 1, 2003, Maker shall make a payment of $253,048.80 (which consists of $56,778.08 in accrued interest and $196,270.72 in principal) and beginning October 1, 2003, Maker shall make monthly payments of $210,465.24 on the first day of each month thereafter until October 1, 2004 when Maker shall make a final payment of all outstanding principal and unpaid interest.

4.

Application and form of payments.  Payments will be applied first to accrued interest and then to principal, and all interest on this Note will be computed on the basis of the actual number of days elapsed over a 360-day year.  Payments of interest and principal must be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.  Payments received after 2:00 p.m. will be treated as being received on the next banking day.

5.

Prepayment, late fee, interest on default, and maximum interest.  Maker may prepay all or any portion of this Note without penalty. Partial prepayments will be applied against required principal installments in the inverse order of their maturities.  Therefore, partial prepayments will not affect the due date of any required installments under the Note until the Note is paid in full.  Maker agrees to pay a late fee equal to five percent of any payment of either principal or interest that is not paid within five days of the date the payment is due.  Interest on all amounts not paid when due after maturity, acceleration, or otherwise, will accrue and is payable at the rate of 18 percent per year.  Notwithstanding anything in this Note to the contrary, the annual rate of interest payable on this Note is limited to the maximum rate of interest now allowed by applicable law or any higher rate of interest allowed because of a future amendment to applicable law.  If any payment of interest, or any charge in the nature of interest, under this Note would cause the annual interest rate of this Note to exceed this limitation, Jabil shall credit the excess amount as a payment of principal under this Note or, if Maker so requests, return the excess amount to Maker.

6.

Acceleration in Event of Transfer of Assets.  Maker agrees that the full principal and accrued interest on this Note will be immediately due and payable upon the sale, transfer, seizure, or any other disposition of (a) all or substantially all of Maker's assets, which the parties agree includes any disposition of the assets (not including the sale of inventory in the ordinary course of business) related to the (a) Network Information (or "NIC") product line, (b) the Network Access Agents (or "NAA") product line, or (c) the Optical Test System product line acquired from Tektronix, Inc.  In addition, in the event of any sale, transfer, seizure or other disposition of assets (not including the sale of inventory in the ordinary course of business) with a fair market value in excess of $2,000,000 in the aggregate during any six-month period, Maker shall pay the Holder of this Note at least the greater of (a) thirty three percent (33%) of the proceeds of any such sales net of cost directly related to the sales, or (b) an amount equal to the total proceeds paid to any other creditor of Maker.

7.

Default and remedies.  The occurrence of any of the following events constitutes a “Default”:

(a)

The nonpayment when due of any interest or principal under this Note or any other liability, obligation, or indebtedness (including without limitation the $2,741,095.94 promissory note dated on or about the same date as this Note) owing from Maker to Jabil, whether at maturity, by acceleration, or otherwise;

(b)

A breach by Maker of any representation, warranty, or covenant contained in this Note or any other agreement between Maker and Jabil;

(c)

The initiation of an action or proceeding for the dissolution, termination or liquidation of Maker;

(d)

A determination by Jabil that any representation or warranty made by Maker to Jabil is now, or was when made, materially untrue or misleading;

(e)

The insolvency, appointment of a custodian, trustee or receiver for Maker, or Maker files (or any creditor files against Maker) a petition seeking relief under any bankruptcy, insolvency, reorganization, or other debtor relief law;

(f)

A lien not expressly approved in writing by Jabil is placed upon or attaches to any property of Maker, except:  (i) liens and security interests of Jabil; (ii) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Maker and with respect to which adequate reserves have been set aside on its books; (iii) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Maker’s business to the extent: (A) such liens secure indebtedness which is not overdue or (B) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Maker, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (iv) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Maker as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (v) purchase money security interests in equipment (including capital leases) and purchase money mortgages on real estate not to exceed $50,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Maker other than the equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the equipment or real estate so acquired, as the case may be; and (vi) any lien on the property of Maker existing as of the date of this Note.;

(g)

The entry of a judgment or issuance of a writ of execution, garnishment, levy, attachment or similar process related to any judgment for the payment of money against Maker in excess of $50,000 in any one case or in excess of $50,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Maker or any of its assets.  However, the entry of the judgment (the "Joseph Judgment") in favor of Seth P. Joseph for approximately 4.8 million will not constitute a default under this Note unless and until there is a seizure of any assets pursuant to a writ of execution or otherwise by the holder of (or any successor in rights to) the Joseph Judgment; or

(h)

A determination by Jabil that a material adverse change has occurred in the financial condition of Maker since the financial condition of Maker was disclosed to Jabil in connection with this Note.

Upon the occurrence of a Default and at any time thereafter, Jabil, at its option and as often as it desires, may declare all liabilities, obligations, and indebtedness, including this Note, to be immediately due and payable without demand, notice, or presentment.

8.

Payment of costs.  Maker shall pay all costs incurred by the holder of this Note in enforcing or collecting this Note and enforcing each agreement executed in connection with this Note (including any agreement under which real or personal property is pledged as security for this Note), including without limitation all attorneys’ fees, costs, and expenses incurred in all matters of interpretation, enforcement, and collection, before, during, and after demand, suit, proceeding, trial, appeal, and post-judgment collection efforts as well as all costs and fees incurred by the holder of this Note in connection with any bankruptcy, reorganization, or similar proceeding (including efforts to obtain relief from any stay) if Maker or any other person or entity liable for the indebtedness represented by this Note becomes involved in any bankruptcy, reorganization, or similar proceeding.

9.

Waiver and consents.  Maker and every other person liable at any time for payment of this Note waives presentment, protest, notice of protest, and notice of dishonor.  Maker expressly consents to all extensions and renewals of this Note (as a whole or in part) and all delays in time of payment or other performance under this Note that the holder of this Note grants at any time and from time to time, without limitation and without any notice to or further consent of Maker.  Maker agrees that its obligations under this Note are independent of the obligations of any other person or entity that now or later is obligated to pay this Note.  Maker also agrees that Jabil may release any security for or other obligor of this Note or waive, extend, alter, amend, or modify the Note or otherwise take any action that varies the risk of Maker without releasing or discharging Maker from Maker’s obligation to repay this Note.

10.

VENUE AND WAIVER OF JURY TRIAL.  MAKER FURTHER AGREES THAT VENUE FOR EACH ACTION, SUIT, OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO THIS NOTE OR ANY AGREEMENT SECURING OR RELATED TO THIS NOTE SHALL BE THE COUNTY COURT OR CIRCUIT COURT LOCATED IN HILLSBOROUGH COUNTY, FLORIDA, AND MAKER HEREBY WAIVES ANY RIGHT TO SUE OR BE SUED IN ANY OTHER COUNTY IN FLORIDA OR ANY OTHER STATE.   MAKER AND JABIL KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ALL RIGHTS TO A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION ARISING UNDER OR RELATING TO THIS NOTE OR ANY AGREEMENT RELATING TO THIS NOTE.  MAKER AND JABIL HAVE FULLY DISCUSSED THIS PROVISION AND AGREE THAT THIS WAIVER IS SUBJECT TO NO EXCEPTIONS AND WAS A MATERIAL INDUCEMENT FOR JABIL TO AGREE TO ACCEPT THIS NOTE.

11.

Miscellaneous.  The headings preceding the text of the sections of this Note have been inserted solely for convenience of reference and do not limit or affect the meaning, interpretation, or effect of this Note or the sections.  The validity, construction, interpretation, and enforceability of this Note are governed by the laws of the State of Florida, excluding its laws relating to the resolution of conflicts of laws of different jurisdictions.  Each required notice, consent, or approval, if any, under this Note will be valid only if it is given in writing (or sent by telex, telegram, or telecopy and promptly confirmed in writing) and addressed by the sender to the recipient’s address that is listed in this Note or to such other address as either party may designate by written notice to the other party.  A validly given notice, consent, or approval will be effective on receipt if hand delivered to the recipient or the day it (or the written confirmation of it) is postmarked for dispatch by first class, postage prepaid, United States mail.  These notice provisions apply only if a notice is required by this Note.  They do not apply if no notice is required.  This Note is not assignable by Maker.

DIGITAL LIGHTWAVE, INC.

By:_____________________________

Name:__________________________

Title:___________________________

STATE OF ______________________

COUNTY OF ____________________

The foregoing instrument was acknowledged before me this ____ day of _________, 2003, by ____________________________, as _____________________ of Digital Lightwave, on behalf of the corporation.  He/she is personally known to me or he/she has produced __________________ as identification.

__________________________________

Notary Public, State at Large